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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
                 File Reports Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                                               Commission File Number:   0-20085

                             IQ SOFTWARE CORPORATION
             (Exact name of registrant as specified in its charter)

  3295 RIVER EXCHANGE DRIVE, SUITE 550, NORCROSS, GEORGIA 30092 (770) 446-8880
              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)  ( X )                      Rule 12h-3(b)(1)(ii)  (   )
  Rule 12g-4(a)(1)(ii) (   )                      Rule 12h-3(b)(2)(i)   (   )
  Rule 12g-4(a)(2)(i)  (   )                      Rule 12h-3(b)(2)(ii)  (   )
  Rule 12g-4(a)(2)(ii) (   )                      Rule 15d-6            ( X )
  Rule 12h-3(b)(1)(i)  ( X )

         Approximate number of holders of record as of the certification or notice date:
                                       ONE

         Pursuant to the requirements of the Securities Exchange Act of 1934, IQ Software Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 1998                           BY:/s/ Ugo F. Ippolito
                                                      --------------------------
                                                      Ugo F. Ippolito, Secretary